EXHIBIT  20.3
FOR IMMEDIATE RELEASE
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       AES ANNOUNCES PRICING OF COMBINED $800 MILLION PRIVATE PLACEMENTS
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ARLINGTON,  VA, October 24, 1997 -- The AES  Corporation  (NYSE:  AES) announced today that it priced its combined $800 million private placements, consisting of $375 million of senior subordinated notes due 2007 (the "2007 Notes"), $125 million of senior subordinated debentures due 2027 (the "2027 Debentures"), and $300 million of trust convertible preferred securities (the "Convertible Securities") on October 24, 1997. The interest rate on the 2007 Notes was set at 8.50% with an original issue price of 99.80%. The interest rate on the 2027 Debentures was set at 8.875% with an original issue price of 97.04%. The Convertible Securities were priced with a dividend yield of 5 1/2%, and a 25% conversion premium. The offerings are expected to close on October 29, 1997. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.